EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Parents

None.

	Jurisdiction of	Percent of
Subsidiaries Consolidated	Incorporation	Stock Owned
Amercoat Japan Company, Limited	Japan	100
American Pipe & Construction International	California	100
Ameron (Australia) Pty. Limited	Australia	100
Ameron B.V.	the Netherlands	100
Ameron Composites Inc.	Delaware	100
Ameron (Hong Kong) Ltd.	Hong Kong	100
Ameron Malaysia Sdn. Bhd.	Malaysia	100
Ameron (New Zealand) Limited	New Zealand	100
Ameron (Pte) Ltd.	Singapore	100
Ameron (UK) Limited	United Kingdom	100
Centron International, Inc.	Delaware	100
Island Ready-Mix Concrete, Inc.	Hawaii	100
Pipeline Industria e Comercio de Fibra de Vidro Ltda (“Polyplaster”)	Brazil	100
Tubos California Corporation	California	100
Tubos Y Activos, S. de R.L. de C.V.	Mexico	100

Subsidiaries Not Consolidated and
Fifty-Percent or Less Owned Companies
TAMCO	California	50
Bondstrand, Ltd.	Saudi Arabia	40
Ameron Saudi Arabia, Ltd.	Saudi Arabia	30

Names of other consolidated subsidiaries and subsidiaries not consolidated and fifty-percent or less owned companies are omitted because when considered in the aggregate as a single subsidiary they do not constitute a significant subsidiary.